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                                                                     EXHIBIT 2.2

                     AMENDMENT TO STOCK PURCHASE AGREEMENT

          THIS AMENDMENT to the Stock Purchase Agreement is entered into this 9th day of April, 1997 by and among IBAH, Inc., a Delaware corporation ("IBAH"), Catapult Pty., Ltd., an Australian corporation (the "Seller"), Phillip Altman, a resident of Australia, and Juanita Altman, a resident of Australia (together, the "Altmans"). Any capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Agreement (as hereinafter defined).

                             W I T N E S S E T H :
                             - - - - - - - - - -

     A. IBAH, the Seller and the Altmans entered into a certain Stock Purchase Agreement (the "Agreement") dated February 28, 1997, pertaining to the sale of stock of Catapharm Corp., a Delaware corporation and wholly-owned subsidiary of the Seller.

     B. IBAH, the Seller and the Altmans desire to amend the Agreement as hereinafter set forth.

          NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the legal sufficiency of which is hereby acknowledged, the parties hereto agree as to the following:

     1. Notwithstanding anything in the Agreement or in any other agreements among the parties, written or oral, to the contrary, the number of shares of IBAH Common Stock constituting the full amount of the Purchase Price to be paid at Closing shall be 575,000 shares of IBAH Common Stock.

     2. Section 6.4 of the Agreement regarding the lock-up is hereby deleted in its entirety and replaced with the following text:

          "6.4 Shares.  Neither the Seller nor the Altmans shall sell, transfer,
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     pledge, donate, assign, mortgage, hypothecate or otherwise encumber the shares of IBAH Common Stock issued pursuant hereto unless such shares are registered under the Securities Act or IBAH is given an opinion of counsel (which may be an opinion of counsel of IBAH), acceptable to IBAH, that such registration is not required under the Securities Act."

     3. The terms "Pharmaco U.S." and "US Company" as used in the Transaction Documents refer to Catapharm Corp., a Delaware corporation.

     4. All terms and conditions of the Agreement and the other Transaction Documents not amended hereby shall remain in full force and effect.
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     5.   This Amendment may be executed in counterparts and faxed signatures shall be deemed originals and shall be effective as such.

          IN WITNESS WHEREOF the parties hereto have executed this Amendment as of the date first above written.

                                         IBAH, INC.



                                         By:  /s/ Geraldine Henwood
                                             ----------------------


                                         CATAPULT PTY., LTD.



                                         By:  /s/ Phillip Altman
                                             --------------------------



                                           /s/ Phillip Altman
                                          -----------------------------------
                                          PHILLIP ALTMAN



                                           /s/ Juanita Altman
                                          ----------------------------------
                                          JUANITA ALTMAN